EXHIBIT 10.5

REMINGTON OIL AND GAS CORPORATION

EXECUTIVE SEVERANCE PLAN

I.
DEFINITIONS AND CONSTRUCTION

      1.1 Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

      (a) “Base Salary” shall mean the annual rate of base compensation paid by the Company to a Covered Employee (including amounts which the Covered Employee could have received in cash had he not elected to contribute to an employee benefit plan maintained by the Company), excluding overtime pay, bonuses, employee benefits, automobile allowances, added premiums, differentials, and all forms of incentive compensation. Base Salary shall be determined effective as of the date of the Covered Employee’s termination of employment date.

      (b) “Change of Control” shall be deemed to have occurred upon any of the following events:

      (1) A merger or consolidation to which the Company is a part if the individuals and entities who were stockholders of the Company immediately prior to the effective date of such a merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of less than 50% of the total combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation;

      (2) The acquisition or holding of direct or indirect beneficial ownership (as defined under Rule 13d-3 of the Exchange Act) of securities of the Company representing the aggregate 30% or more of the total combined voting power of the Company’s then issued and outstanding voting securities by any person, entity or group of associated persons or entities acting in concert, other than an employee benefit plan of the Company or of any subsidiary of the Company, or any entity holding such securities for or pursuant to the terms of any such plan. The Directors may, by a majority vote, determine the acquisition of 30%-49.9% is not a hostile action and therefore does not trigger a change of control.

      (3) The sale of all or substantially all of the assets of the Company to any person or entity that is not a wholly owned subsidiary of the Company; or

      (4) The approval by the stockholders of the Company of any plan or proposal for the liquidation of the Company or its material subsidiaries, other than into the Company.

      (c) “Code” means the Internal Revenue Code of 1986 as amended.

      (d) “Committee” shall mean the committee appointed by the Company to administer the Plan.

      (e) “Covered Employee” shall mean the Chairman and CEO of the Company and the President and COO of the Company.

      (f) “Effective Date” shall mean January 1, 2005.

      (g) “Company” shall mean Remington Oil and Gas Corporation.

      (h) “Directors” shall mean the Board of Directors of the Company.

      (i) “Disability” shall mean a physical or mental infirmity that impairs the Covered Employee’s ability to substantially perform the Covered Employee’s duties, which continues for a period of at least one hundred eighty (180) continuous days.

      (j) “Good Reason” shall mean the occurrence of any of the following events or conditions: (1) a reduction in the Covered Employee’s Base Salary or bonus opportunity (2) a material reduction in benefits without substitution of benefits that are substantially comparable in the aggregate or that is not applicable to employees generally; (3) any change in the Covered Employee’s duties or responsibilities that results in the Covered Employee not having duties and responsibilities substantially equivalent to or greater than those the Covered Employee had immediately prior to such change; or (4) the permanent relocation of a Covered Employee’s principal place of employment with the Company to a location that is more than 40 miles from such Covered Employee’s prior principal place of employment. Notwithstanding the foregoing, any change in the Covered Employee’s duties and responsibilities that is required by applicable law or governmental regulation shall not constitute “Good Reason.”

      (k) “Involuntary Termination” shall mean any termination, on or after the Effective Date, of a Covered Employee’s employment with the Company which does not result from a voluntary resignation or retirement by the Covered Employee; provided, however, the term “Involuntary Termination” shall not include:

      (1) a Termination for Cause;

      (2) a termination as a result of the Covered Employee’s death;

      (3) any termination as the result of the Covered Employee’s Disability; or

      (4) a termination by the Covered Employee for Good Reason.

      (l) “Plan” shall mean the Remington Oil and Gas Corporation Executive Severance Plan.

      (m) “Termination for Cause” shall mean any termination of a Covered Employee’s employment with the Company by reason of the Covered Employee’s (1) conviction of any felony or entering a plea of nolo contendre to a felony charge, (2) involvement in any act of material fraud, theft, or other material misconduct detrimental to the best interests of the Company, (3) engagement in gross negligence or willful misconduct with respect to his duties to the Company and as a result caused material harm to the Company, (4) engagement in competitive behavior against the Company, misappropriated or aided in misappropriating a material opportunity of the Company, secured or attempted to secure a personal benefit not fully disclosed to and approved by a majority of the Board of Directors of the Company in connection with any transition of or on behalf of the Company, or (5) failure to substantially perform his duties.

II.
SEVERANCE BENEFITS

      2.1 Severance Benefits. Subject to the provisions of Section 2.2 hereof, if a Covered Employee’s employment by the Company is terminated and such Covered Employee is not entitled to severance benefits under an individual contract, agreement or arrangement, or if such Covered Employee waives his rights to any severance benefits to which he may be entitled under an individual contract, agreement or arrangement, then the Covered Employee shall be entitled to severance benefits as provided in this Section 2.1. A Covered Employee’s entitlement to severance benefits under the Plan depends upon the circumstance of the Covered Employee’s termination of employment. Upon termination of the Covered Employee’s employment, the Covered Employee shall be entitled to severance benefits as follows:

         (1) If the Covered Employee’s employment with the Company is terminated by reason of the Covered Employee’s death or Disability, the Company shall pay the Covered Employee’s accrued Base Salary through the termination date and, in addition thereto, an amount equal to the Covered Employee’s target bonus multiplied by a fraction, the numerator of which is the number of days in such plan year through termination date and the denominator of which is 365.

         (2) If the Covered Employee’s employment with the Company is subject to an Involuntary Termination or is terminated by the Covered Employee for Good Reason and termination is not in connection with a Change of Control, the Covered Employee shall be entitled to the following: (a) the Company shall pay the Covered Employee a lump sum cash payment, as soon as administratively feasible after the Covered Employee’s termination, in an amount equal to 2 times the sum of (i) the Covered Employee’s then current Base Salary and (ii) the Covered Employee’s average annual incentive bonus paid during the last three years, (b) all stock options, restricted stock and other equity compensation awards granted the Covered Employee shall be subject to the terms of the grant agreement, other signed agreements and plan under which they were granted (c) for a term of two (2) years following the termination date, or until the Covered Employee gains new employment with substantially similar benefits, the Company, at its expense, shall provide the Covered Employee and his or her immediate family substantially the same level of group medical and dental benefits as provided to the Company’s active employees during such period, (d) the Company shall provide the Covered Employee twelve (12) months of out placement services at the Company’s sole expense, and (e) all non-qualified deferred compensation benefits of the Covered Employee shall become immediately vested and subject to an immediate distribution; provided, however, that if the Covered Employee is a key employee (as defined in section 416(i) of the Code without regard to paragraph (5) thereof) of the Company and the Company’s stock is publicly traded on an established securities market or otherwise, then any amounts described above which are “deferred compensation” under section 409A of the Code shall not be paid or commence until the date that is six (6) months after the termination date. The provision of group medical and dental benefits shall start and run concurrently with any continuation coverage as may be elected by the Covered Employee under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

         (3) If the Covered Employee’s employment with Company is subject to an Involuntary Termination within three months prior to or two (2) years after a Change of Control; or if the Covered Employee terminates his employment with the Company for Good Reason within three months prior to or two years after a Change of Control, the Covered Employee shall be entitled to the following: (a) the Company shall pay the Covered Employee a lump sum cash payment, within a reasonable period of time after the Covered Employee’s termination, in an amount equal to 2.99 times the sum of (i) the Covered Employee’s then current Base Salary and (ii) the Covered Employee’s maximum annual incentive opportunity, (b) all stock options, restricted stock and other equity compensation awards granted the Covered Employee shall be subject to the terms of the grant agreement and plan under which they were granted, (c) for a term of three (3) years following the termination date, or until the Covered Employee gains new employment with substantially similar benefits, the Company, at its expense, shall provide the Covered Employee and his or her immediate family the same level of group medical and dental benefits as provided to the Company’s active employees during such period, (d) the Company shall provide the Covered Employee twelve (12) months of out placement services at the Company’s sole expense, and (e) all non-qualified deferred compensation benefits of the Covered Employee shall be immediately vested and subject to an immediate distribution; provided, however, that if the Covered Employee is a key employee (as defined in section 416(i) or the Code without regard to paragraph (5) thereof) of the Company and the Company’s stock is publicly traded on an established securities market or otherwise, then any amounts described above which are “deferred compensation” under section 409A of the Code shall not be paid or commence until the date that is six (6) months after the termination date. The provision of group medical and dental benefits shall start and run concurrently with any continuation coverage as may be elected by the Covered Employee under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

         2.2 Other Severance Arrangements. Severance payments provided herein shall be subject to any required tax withholding. If a Covered Employee is entitled to severance benefits under an individual contract, agreement or arrangement and does not waive such entitlement to severance benefits under such contract, agreement or arrangement, such Covered Employee shall not be entitled to any severance benefits pursuant to the Plan but shall instead be entitled to severance benefits in such amount and form as are provided pursuant to the terms of such contract, agreement or arrangement (which contract, agreement or arrangement is hereby incorporated by reference and made a part of this Plan).

         2.3 Release, Full Settlement and Resignation. As a condition to the receipt of any severance benefits hereunder, the Company, in its sole discretion, may require a Covered Employee whose employment by the Company has been terminated to first execute a release, in the form established by the Company, releasing the Company, its shareholders, partners, officers, directors, employees, attorneys and agents from any and all claims and from any and all causes of action of any kind or character, including but not limited to all claims or causes of action arising out of such Covered Employee’s employment with the Company or the termination of such employment, and the performance of the Company’s obligations hereunder and the receipt of the benefits provided hereunder by such Covered Employee shall constitute full settlement of all such claims and causes of action. The Covered Employee shall resign from his position on the Board of Directors, if any, effective as of his employment termination date.

         2.4 Excise Tax Payments. In the event that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) made or provided to or for the benefit of a Covered Employee in connection with this Agreement, or Covered Employee’s employment with Company or the termination thereof (the “Payments”) are determined to be subject to the excise tax imposed by Sections 409A or 4999 of the Code or any interest or penalties with respect to such excise taxes (such excise taxes, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then the Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) from Company such that the net amount received by the Employee after paying any applicable Excise Tax and any federal, state or local income or FICA taxes on such Gross-Up Payment, shall be equal to the amount the Employee would have received if such Excise Tax were not applicable to the Payments. All determinations of the Excise Tax and Gross-Up Payment, if any, shall be made by tax counsel acceptable to the Employee. For purposes of determining the amount of the Gross-Up Payment, if any, the Employee shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the total Payments are made and State and local income taxes at the highest marginal rate of taxation in the State and locality of the Employee’s residence on the date the total Payments are made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such State and local taxes. In the event that the Excise Tax is determined by the IRS, on audit or otherwise, to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make another Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Employee with respect to such excess) within the ten (10) business days immediately following the date that the amount of such excess is finally determined. The Employee and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the total Payments. The Gross-Up Payments provided to the Employee shall be made not later than the tenth (10th) business day following the last date the Payments are made.

         2.5 Confidential Information. In consideration of the receipt of severance benefits hereunder, the Covered Employee may not, without the prior written consent of the Company, for a period of three (3) years following the Covered Employee’s termination date, except as may be required by any competent legal authority, use or disclose to any person, firm or other legal authority, any confidential record, secret or information related to the Company or any of its subsidiaries.

         2.6 Covenant Against Competition. In consideration of the receipt of severance benefits hereunder, for a period of one (1) year following the Covered Employee’s termination date where Involuntary Termination has occurred without a Change of Control, the Covered

Employee shall not have any interest in or be engaged by any business or enterprise that is in the business of exploring for, developing, or producing hydrocarbons in specific areas where the Company has interest at the time of the Covered Employee’s termination. Company interest shall be deemed an area within a two (2) mile radius from the current owned acreage, offshore block, concession or active prospect area. For purposes of this Section, the Covered Employee shall be deemed to have an “interest in or be engaged by a business or enterprise” if the Covered Employee acts (a) individually, (b) as a partner, officer, director, shareholder, employee, associate, agent or owner of an entity, or (c) as an advisor, consultant, leader or other person related directly or indirectly, to any business or entity that is engaging in, or is planning to engage in, exploring for, developing, or producing hydrocarbon in specific areas where the Company has interests (“the Prohibited Activity”). Ownership of less than five percent (5%) of the outstanding capital stock of a publicly traded entity that engages in any Prohibited Activity shall not be in violation of this Section.

         2.7 Non-Solicitation. In consideration of receipt of any severance benefits hereunder, for a period of one (1) year following the Covered Employee’s termination date, the Covered Employee may not, directly or indirectly, in any manner or capacity induce any person, to discontinue his or her employment in the Company or the Company’s successor or to interfere with the business of the Company or the Company’s successor.

         2.8 Liquidated Damages. If a Covered Employee who has received severance benefits pursuant to Section 2.1 above is found by the Committee to be in violation of the confidentiality, non-competition, and/or non-solicitation provisions as described in Sections 2.5, 2.6, and 2.7 above, then the Covered Employee shall be required to pay to the Company as liquidated damages the full amount of severance received by the Covered Employee pursuant to Section 2.1. Any payment required pursuant to this Section shall be due and payable in a single lump sum within 30 days of written notice to such Covered Employee of such Committee’s finding.

         2.9 Mitigation. A Covered Employee shall not be required to mitigate the amount of any payment provided for in this Article II by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Article II be reduced by any compensation or benefit earned by the Covered Employee as the result of employment by another employer or by retirement benefits.

III.
ADMINISTRATION OF PLAN

      3.1 Plan Administration. For the purposes of the Plan and the Employee Retirement Income Security Act of 1974, as amended, the plan administrator and named fiduciary of the Plan is the Committee. The Committee shall hold such meetings and establish such rules and procedures as may be necessary to enable it to discharge its duties hereunder. All actions of the Committee shall be recorded by a secretary who need not be a Committee member. The Committee shall have all powers necessary or proper to administer the Plan and to discharge its duties under the Plan, including, but not limited to, the following powers:

      (a) To make and enforce such rules and regulations as it may deem necessary or proper for the orderly and efficient administration of the Plan;

      (b) To interpret the Plan, its interpretation thereof in good faith to be final and conclusive on all persons claiming benefits under the Plan;

      (c) To authorize the payment of benefits under the Plan;

      (d) To prepare and distribute information explaining the Plan;

      (e) To appoint or employ persons to assist in the administration of the Plan; and

      (f) To obtain such information as is necessary for the proper administration of the Plan.

The Committee may allocate to others certain aspects of the management, operation and responsibilities of the Plan, including the employment of advisors and the delegation of any ministerial duties or functions to qualified individuals. The Company agrees to indemnify the members of the Committee against all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan if such act or omission was in good faith.

      3.2 Claims Review. For claims arising after a Change of Control, the Covered Employee shall not be required to follow the Plan’s claim procedures as set forth in this Section, instead the Covered Employee shall be deemed to have satisfied his administrative remedies if the Covered Employee pursues any claim in court. For all other claims, the following claims procedures will apply. The Committee will advise each Covered Employee of any Plan benefits to which the Covered Employee is entitled. If the Covered Employee believes that the Committee has failed to advise him or her of any Plan benefits to which he or she is entitled, then the Covered Employee may file a written claim with the Committee. The Committee shall review such claim and respond thereto within a reasonable time after receiving the claim. In any case in which a Covered Employee’s claim for Plan benefits is denied or modified, the Committee shall:

      (a) state the specific reason for the denial or modification;

      (b) provide specific reference to pertinent Plan provisions on which the denial or modification is based;

      (c) provide a description of any additional material or information necessary for the Covered Employee or his representative to perfect the claim and an explanation of why such material or information is necessary; and

      (d) explain the Plan’s claim review procedure as contained herein.

In the event the request is denied or modified, if the Covered Employee or his representative desires to have such denial or modification reviewed, he must, within sixty days following receipt of the notice of such denial or modification, submit a written request for review by the Committee of its initial decision. Within sixty days following such request for review the Committee shall render its final decision in writing to the Covered Employee or his representative stating specific reasons for such decision. If special circumstances require an extension of such sixty-day period, the Committee’s decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If an extension of time for review is required, written notice of the extension shall be furnished to the Covered Employee or representative prior to the commencement of the extension period.

IV.
GENERAL PROVISIONS

      4.1 Funding. The benefits provided herein shall be unfunded and shall be provided from the Company’s general assets.

      4.2 Cost of Plan. The entire cost of the Plan shall be borne by the Company and no contributions shall be required of the Covered Employees.

      4.3 Amendment and Termination. The Plan may be amended from time to time, or terminated and discontinued, at any time, in each case at the discretion of the Directors; provided, however, that the Plan may not be amended or terminated within two years after a Change of Control or in any manner that would negatively affect a Covered Employee’s rights under the Plan without the consent of such Covered Employee so affected. Notwithstanding the foregoing, the Plan may amended at any time as may be necessary to avoid adverse tax consequences under section 409A of the Code to any Covered Employee.

      4.4 Not Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Company or to restrict the right of the Company to discharge any person at any time nor shall the Plan be deemed to give the Company the right to require any person to remain in the employ of the Company or to restrict any person’s right to terminate his employment at any time.

      4.5 Severability. Any provision in the Plan that is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      4.6 Nonalienation. Covered Employees shall not have any right to pledge, hypothecate, anticipate or assign benefits or rights under the Plan, except by will or the laws of descent and distribution, or as may be required pursuant to a domestic relations order.

      4.7 Governing Law. The Plan shall be interpreted and construed in accordance with the laws of the State of Texas except to the extent preempted by federal law.

      IN WITNESS WHEREOF, the Company has executed this Plan this ___day of ___, 2005.

REMINGTON OIL AND GAS CORPORATION By

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